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                                   EXHIBIT 2

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                  PLAN OF MUTUAL HOLDING COMPANY REORGANIZATION
                               AND STOCK ISSUANCE


                            MONADNOCK COMMUNITY BANK
                           PETERBOROUGH, NEW HAMPSHIRE
                                 MARCH 11, 2004


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                  PLAN OF MUTUAL HOLDING COMPANY REORGANIZATION

                                       AND

                                 STOCK ISSUANCE

                                       OF

                            MONADNOCK COMMUNITY BANK


                                TABLE OF CONTENTS

                                                                            PAGE
I.   GENERAL...................................................................1

II.  DEFINITIONS...............................................................2

III. Plan of Reorganization....................................................7

III. Plan of Reorganization....................................................7
     A.   Certain Effects of Reorganization....................................7
     B.   Timing of Reorganization and Sale of Capital Stock
     C.   Special Meeting of Members..........................................12
     D.   Conditions to Implementation of Reorganization......................12
     E.   Rights of Members of the Mutual Holding Comany......................13
     F.   Payment of Dividends and Repurchase of Stock........................13
     G.   Interpretation......................................................13

IV   STOCK ISSUANCE PROCEDURE.................................................13

V.   STOCK OFFERING...........................................................14
     A.   Total Number of Shares and Purchase Price of Common Stock...........14
     B.   Subscription Rights.................................................16
     C.   Direct Community Offering and Syndicated Community Offering.........19
     D.   Additional Limitations Upon Purchases of Shares of
          Stock Holding Company Common Stock..................................20
     E.   Restrictions and Other Characteristics of Stock Holding Company
          Common Stock........................................................22
     F.   Exercise of Subscription Rights; Order Forms........................23
     G.   Method of Payment...................................................24
     H.   Undelivered, Defective or Late Order Forms; Insufficient Payment....25
     I.   Member in Non-Qualified States or in Foreign Countries..............26

VI.  STOCK BENEFIT PLANS......................................................26

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VII. SECURITIES REGISTRATION AND MARKET MAKING................................27

VIII.RESTRICTIONS ON ACQUISITION OF THE STOCK HOLDING COMPANY
     AND THE SAVINGS BANK.....................................................27

IX.  AMENDMENT OR TERMINATION OF PLAN.........................................28

XI.  TAX RULING...............................................................28

XII. EXTENSION OF CREDIT FOR PURCHASE OF STOCK................................28

XII. CONVERSION OF MHC TO STOCK FORM..........................................28





                                       ii

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                  PLAN OF MUTUAL HOLDING COMPANY REORGANIZATION
                               AND STOCK ISSUANCE

                            MONADNOCK COMMUNITY BANK
                           Peterborough, New Hampshire


I.     GENERAL

       On March 11, 2004, the Board of Directors of Monadnock Community Bank (the "Savings Bank") unanimously adopted this Plan whereby the Savings Bank will reorganize into a mutual holding company structure and the Savings Bank will become a wholly owned subsidiary of Monadnock Community Bancorp, Inc. (the "Stock Holding Company") and the Stock Holding Company will become a wholly owned subsidiary of Monadnock Mutual Holding Company (the "MHC"). In addition, the Stock Holding Company will conduct a stock offering of up to 49.9% of the aggregate total voting stock of the Stock Holding Company, pursuant to the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision ("OTS").

       In adopting the Plan, the Board of Directors has determined that the Reorganization is advisable and in the best interest of the Savings Bank and its depositors and is consistent with the Savings Bank's strategic plan. The Savings Bank is committed to being an independent community-based institution and the Board of Directors believes that the mutual holding company structure is best suited for this purpose. As a capital stock savings bank subsidiary of the MHC and the Stock Holding Company, the Reorganization will afford the Stock Savings Bank access to capital sources not legally available to mutual savings banks, while at the same time preserving the mutual form of ownership within the holding company structure. Although the Stock Savings Bank and the Stock Holding Company will be authorized to issue capital stock to persons other than the MHC, so long as the MHC is in existence it will at all times own or control at least a Majority Interest (as defined herein) of the Stock Savings Bank and the Stock Holding Company. Also, the mutual holding company structure, by providing the flexibility to raise capital through the issuance of stock in a manner designed to meet the Stock Savings Bank's growth needs rather than in a single offering, will allow the Stock Savings Bank to avoid over-capitalization. This structure will facilitate the acquisition of other financial institutions, thereby increasing the Savings Bank's customer base and market for its financial services, although no particular acquisitions are contemplated at this time.

       The Reorganization will structure the Savings Bank in the stock form used by commercial banks, most major business corporations and a majority of savings banks and savings institutions. As such, the Reorganization will enable the Savings Bank to enhance its franchise and to compete more effectively with commercial banks and other financial institutions for new business opportunities. In addition, the use of the holding company structure will provide greater organizational and operating flexibility to the Savings Bank. Moreover, the formation of a mutual holding company will allow the MHC and/or the Stock Holding Company

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to borrow funds, on a secured or unsecured basis, and to issue debt to the public or in a private placement. The proceeds of such borrowings or debt offering could be contributed to the Stock Savings Bank to increase its capital or could be used by the MHC and/or the Stock Holding Company for other purposes. There are currently no plans to issue debt or borrow funds by the MHC and/or the Stock Holding Company.

       The Reorganization is subject to the approval of the OTS and also must be approved by the affirmative vote of a majority of the total votes eligible to be cast by Voting Members (as defined herein) of the Savings Bank.

       The Plan provides that non-transferable subscription rights to purchase Stock Holding Company Common Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, Tax-Qualified Employee Plans, then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date and then to Other Members. Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Direct Community Offering, which may be followed by a Syndicated Community Offering. The price of the Common Stock of the Stock Holding Company will be based upon an independent appraisal of the Savings Bank and will reflect its estimated pro forma market value following the Stock Offering. It is the desire of the Board of Directors of the Savings Bank to attract new capital to the Savings Bank in order to increase its capital position, support future growth and increase the amount of funds available for residential and other lending. The Savings Bank is also expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating management and other personnel.

       In connection with the Stock Offering, the Savings Bank will apply to the OTS to have the Stock Holding Company retain up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Boards of Directors of the Savings Bank and the Stock Holding Company. The Stock Holding Company has the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Stock Holding Company. The Stock Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Stock Holding Company is authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Stock Holding Company, and the Stock Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering. The Savings Bank believes that capitalization of the MHC and the Stock Holding Company will provide the MHC and the Stock Holding Company with economic strength separate and apart from the Savings Bank and could facilitate future activities by the MHC and the Stock Holding Company.

II.    DEFINITIONS

       ACTING IN CONCERT: The term "acting in concert" shall have the same meaning given it in ss.574.2(c) of the Rules and Regulations of the OTS as reasonably interpreted solely within the discretion of the Board of Directors of the Savings Bank and the Stock Holding Company.

       ACTUAL SUBSCRIPTION PRICE: The price per share, determined as provided in
Section V of this Plan, at which Stock Holding Company Common Stock will be sold in the Subscription Offering.

       AFFILIATE: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

       ASSOCIATE: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Savings Bank, the Stock Holding Company or the MHC or a majority-owned subsidiary of any of them) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the MHC, the Stock Holding Company or the Savings Bank or any subsidiary of the MHC or the Stock Holding Company or any Affiliate thereof; and any person acting in concert with any persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any Director or Officer of the Stock Holding Company or the Savings Bank, to the extent provided herein. When used to refer to a Person other than an Officer or Director of the Savings Bank, the Savings Bank in its sole discretion may determine the Persons that are Associates of other Persons.

       CAPITAL STOCK: Any and all authorized stock of the Stock Holding Company or the Stock Savings Bank.

       COMMON STOCK: Common stock, par value $.01 per share, issued by the Stock Holding Company, pursuant to its stock charter.

       DEPOSIT ACCOUNT: Any withdrawable account or deposit in the Savings Bank including Savings Accounts.

       DIRECT COMMUNITY OFFERING: The offering to the general public of any unsubscribed shares which may be effected as provided in Section V hereof.

       DIRECTOR: A member of the Board of Directors of the Savings Bank and, where applicable, a member of the Board of Directors of the MHC and the Stock Holding Company.

       EFFECTIVE DATE: The effective date of the Reorganization which shall be the date of consummation of the Reorganization in accordance with this Plan.

       ELIGIBILITY RECORD DATE: The close of business on December 31, 2002.

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       ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying Deposit in the
Savings Bank on the Eligibility Record Date.

       EMPLOYEE: A Person who is employed by the Savings Bank at the commencement of the Stock Offering.

       ESOP: The Savings Bank's Employee Stock Ownership Plan.

       EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

       HOLDING COMPANY APPLICATION: The Application submitted to the OTS by the Stock Holding Company to acquire control of the Stock Savings Bank.

       INDEPENDENT APPRAISER: The appraiser retained by the Savings Bank to prepare an appraisal of the pro forma market value of the Savings Bank and the Stock Holding Company.

       MAJORITY INTEREST: A majority of the combined voting power of all classes of outstanding stock of the Stock Savings Bank and Stock Holding Company.

       MARKET MAKER: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

       MAXIMUM SUBSCRIPTION PRICE: The price per share of Stock Holding Company Common Stock to be paid initially by subscribers in the Subscription Offering.

       MEMBER: Any person holding a Deposit Account in the Savings Bank.

       MHC: Monadnock Mutual Holding Company.

       MINORITY STOCK OFFERING: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Stock Holding Company to persons other than the MHC.

       MINORITY STOCKHOLDER: Any owner of the Stock Holding Company's Common Stock, other than the MHC.

       NON-TAX-QUALIFIED EMPLOYEE PLAN: Any defined benefit plan or defined contribution plan of the Savings Bank or the Stock Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under Section 401 of the Internal Revenue Cole.

       NON-VOTING STOCK: Any capital stock other than Voting Stock.

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       NOTICE OF REORGANIZATION: The Notice of Mutual Holding Company
Reorganization and Application for Minority Stock Issuance, to be submitted by the Savings Bank to the OTS to notify the OTS of the Reorganization.

       OFFICER: An executive officer of the MHC, Stock Holding Company or the Savings Bank, including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, and any person participating in major policy making functions of the Savings Bank.

       ORDER FORMS: Forms to be used in the Subscription Offering and Direct Community Offering to order shares of Common Stock.

       OTHER MEMBERS: Members of the Savings Bank other than Eligible Account Holders or Supplemental Eligible Account Holders.

       OTS: Office of Thrift Supervision, Department of the Treasury, and its successors.


       PERSON: An individual, a corporation, a partnership, an Association, a joint-stock company, a limited liability company, a trust, any unincorporated organization, a government or political subdivision thereof or any other entity.


       PLAN: This Plan of Mutual Holding Company Reorganization and Stock Issuance, including any amendment approved as provided in this Plan.

       QUALIFYING DEPOSIT: The aggregate balance of $50 or more of each Deposit Account of an Eligible Account Holder as of the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date.

       REORGANIZATION: Collectively, all steps necessary for the Savings Bank to reorganize into the mutual holding company form or organization in accordance with the Plan and the provisions of the Home Owners' Loan Act, as amended (the "HOLA") and Part 575 of the OTS Rules and Regulations for Savings Associations.

       SAIF: The Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

       SAVINGS ACCOUNT: The term "Savings Account" means any withdrawable account in the Savings Bank including a demand account.

       SAVINGS BANK: Monadnock Community Bank in its current mutual form.

       SEC: U.S. Securities and Exchange Commission.

       SPECIAL MEETING OF MEMBERS: The special meeting and any adjournments thereof held to consider and vote on this Plan.

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       STOCK HOLDING COMPANY: The federal stock corporation that is majority owned by the MHC.

       STOCK OFFERING: Marketing MaterialsThe offering of Stock Holding Company Common Stock to persons other than the MHC in a Subscription Offering, and to the extent shares remain available, in a Direct Community Offering, Syndicated Community Offering or otherwise.

       STOCK SAVINGS BANK: The newly organized stock savings bank subsidiary of the Stock Holding Company resulting from the reorganization.

       SUBSCRIPTION OFFERING: The offering of shares of Stock Holding Company Common Stock for subscription and purchase pursuant to this Plan.

       SUBSCRIPTION RIGHTS: Non-transferable, non-negotiable, personal rights of the Savings Bank's Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders to subscribe for shares of Stock Holding Company Common Stock in the Subscription Offering.

       SUPPLEMENTAL ELIGIBILITY RECORD DATE: The last day of the calendar quarter preceding approval of the Plan by the OTS.

       SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER: Any person holding a Qualifying Deposit in the Savings Bank (other than an Officer or Director and their Associates) on the Supplemental Eligibility Record Date.

       SYNDICATED COMMUNITY OFFERING: The offering for sale by a syndicate of broker-dealers to the general public of any shares of Stock Holding Company Common Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any.

       SYNDICATED COMMUNITY OFFERING PRICE: The price per share at which any unsubscribed shares of the Stock Holding Company Common Stock are initially offered for sale in the Syndicated Community Offering.

       TAX-QUALIFIED EMPLOYEE PLANS: Any defined benefit plan or defined contribution plan of the Savings Bank or the Stock Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

       VOTING MEMBERS: Those members eligible to vote at meetings of the Members of the Savings Bank.

       VOTING RECORD DATE: The date established by the Board of Directors of the Savings Bank for determining eligibility to vote at the Special Meeting of Members.

       VOTING STOCK: 1. Common or preferred stock, or similar interests if the shares by statute, charter or= in any manner, entitle the holder to: (i) vote for or to select Directors of the Savings Bank or the Stock Holding Company; and
(ii) vote on or direct the conduct of the operations or other significant policies of the Savings Bank or the Stock Holding Company

       2. Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if: (i) voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Savings Bank or the Stock Holding Company, or the payment of dividends by the Savings Bank or the Stock Holding Company when preferred dividends are in arrears; (ii) the preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and (iii) the preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Savings Bank or the Stock Holding Company.

       3. Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

III.   PLAN OF REORGANIZATION

       Pursuant to Section 10(o) of the HOLA and 12 C.F.R. Part 575 of the OTS Regulations, the Reorganization will be accomplished in accordance with the procedures set forth in this Plan, applicable regulations of the OTS, and as otherwise may be required by the OTS.

       A.     CERTAIN EFFECTS OF REORGANIZATION

              1. ORGANIZATION OF THE MHC, THE STOCK HOLDING COMPANY AND THE STOCK SAVINGS BANK

              A principal part of the Reorganization will be the formation of a federally-chartered capital Stock Savings Bank subsidiary. As a result of the Reorganization, the Stock Holding Company will initially own 100% of the Stock Savings Bank's Voting Stock. The MHC will own a Majority Interest in the Stock Holding Company and an indirect Majority Interest in the Stock Savings Bank at all times as long as the MHC remains in the mutual form of organization.

              The Reorganization will be effected as follows, or in any manner approved by the Board or Directors of the Savings Bank and the OTS that is consistent with the purposes of this Plan and applicable laws and regulations:

              (i) the Savings Bank will organize an interim federal Stock Savings Bank as a wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize an interim federal Stock Savings Bank as a wholly-owned subsidiary ("Interim Two"); (iii) Interim One will organize the Stock Holding Company as a wholly-owned subsidiary; (iv) the Savings Bank will exchange its charter for a federal stock Savings Bank charter ("Stock Savings Bank") and Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter; (v) simultaneously with step (iv) Interim Two will merge with and into Stock Savings Bank pursuant to an Agreement of Merger attached hereto, with Stock Savings Bank surviving; (vi) all of the initially issued stock of the Stock Savings Bank will be transferred to the MHC in exchange for membership shares in the MHC; and (vii) MHC will transfer all of the outstanding shares of Stock Savings Bank to Stock Holding Company and the Stock Savings Bank will become a wholly-owned subsidiary of the Stock Holding Company.

              Upon consummation of the Reorganization, the legal existence of the Savings Bank will not terminate, but the converted Stock Savings Bank will be a continuation of the Savings Bank, and all property of the Savings Bank, including its right, title and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Savings Bank, or which would inure to the Savings Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Savings Bank. The Stock Savings Bank will have, hold, and enjoy the same in its right and fully to the same extent as the same was possessed, held, and enjoyed by the Savings Bank. The Stock Savings Bank will continue to have, succeed to, and be responsible for all rights, liabilities and obligations of the Savings Bank and will maintain its headquarters operations at the Savings Bank's present location.

              In connection with the Reorganization, the MHC will be capitalized with $50,000 or such greater amount as may be determined by the Board of Directors of the Savings Bank subject to the approval of the OTS, to the extent such assets are not required to be transferred to or retained by the Stock Savings Bank in order to satisfy capital or reserve requirements of any applicable law or regulation. The Stock Holding Company will also be capitalized with not more than 50% of the net proceeds of the Stock Offering. All other assets of the Savings Bank will become assets of the Stock Savings Bank. The Savings Bank believes that capitalization of the MHC and the Stock Holding Company at this level will provide the MHC and the Stock Holding Company with economic strength separate and apart from the Stock Savings Bank and could facilitate future activities by the MHC and the Stock Holding Company.

              2.     OPERATION OF THE STOCK SAVINGS BANK

              Upon the Effective Date of the Reorganization, the Stock Savings Bank will be owned by the Stock Holding Company, which will be its sole stockholder. The Stock Holding Company will be owned by the MHC, which hold a Majority Interest. Those persons who as of the Effective Date held depository rights with respect to, or other rights as creditors of, the Savings Bank, shall thereafter have such rights solely with respect to the Stock Savings Bank. Each deposit account in the Savings Bank at the Effective Date will become a deposit account in the Stock Savings Bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account will have membership rights with respect to the MHC rather than the Stock Savings Bank. Members will not have any voting rights in the Stock Savings Bank. All insured deposit accounts of the Savings Bank which are transferred to the Stock Savings Bank will continue to be federally insured up to the legal maximum by the SAIF in the same manner as deposit accounts existing in the Savings Bank immediately prior to the Reorganization.

              All loans and other borrowings from the Savings Bank shall retain the same status with the Stock Savings Bank after the Reorganization as they had with the Savings Bank prior to the Reorganization. The Stock Savings Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital Stock Savings Banks under federal law.

              The Board of Directors of the Stock Savings Bank will consist of the same directors with their same terms as with the Savings Bank. The Board of Directors will be divided into three classes as nearly equal in number as possible and the members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually by the stockholders of the Stock Savings Bank's Common Stock. Present management of the Savings Bank will continue as the management of the Stock Savings Bank following the Reorganization.

              Following the Reorganization, the Stock Savings Bank will have the power to issue shares of Capital Stock to persons other than the Stock Holding Company. Pursuant to federal law and regulations, unless otherwise revised or amended, so long as the MHC is in existence, the MHC will be required to own a Majority Interest, either directly or through its ownership of a Majority Interest in a Subsidiary, in the Stock Savings Bank. One or more offerings of Capital Stock of the Stock Savings Bank and/or the Stock Holding Company may be made following the Reorganization, subject to the approval of the OTS and the above-mentioned Majority Interest condition. Any offer and sale of Common Stock or Preferred Stock of the Stock Savings Bank and/or the Stock Holding Company will be conducted in accordance with federal law.

              3.     OPERATION OF THE MHC AND THE STOCK HOLDING COMPANY

              As part of the Reorganization, the MHC and the Stock Holding Company will not retain assets of the Savings Bank which are to be transferred to the Stock Savings Bank in order to satisfy capital or reserve requirements of federal law. All assets, rights, obligations and liabilities of whatever nature that are not retained by the MHC and the Stock Holding Company as part of their initial capitalization shall be deemed to be transferred to the Stock Savings Bank. The MHC shall continue to possess and may exercise all of the rights, powers and privileges, and shall be subject to all limitations, applicable to a federally-chartered mutual savings Bank and any applicable federal law limitations; provided, however, that the MHC shall not possess or exercise any deposit taking powers.

              The rights and powers of the MHC will be defined by the MHC's Charter and Bylaws and by federal law governing mutual holding companies. The rights and powers of the Stock Holding Company will be defined by the Stock Holding Company's Charter and Bylaws and by federal law. The MHC and the Stock Holding Company shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA, as amended.

              All of the members of the Board of Directors of the Savings Bank will become directors of the MHC and the Stock Holding Company. Thereafter, approximately one third of the directors of the MHC will be elected annually by the members of the MHC who will consist of certain of the former Members of the Savings Bank and certain persons who become depositors of the Stock Savings Bank after the Reorganization. Approximately one third of the directors of the Stock Holding Company will be elected annually by the shareholders of the Stock Holding Company. Certain senior management persons of the Savings Bank will assume similar positions with the MHC and the Stock Holding Company.

              Subsequent to the Reorganization, persons who had membership or liquidation rights with respect to the Savings Bank under its existing charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC. In addition, all persons who become depositors of the Stock Savings Bank subsequent to the Reorganization will also have such membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be a holder of a deposit account with the Stock Savings Bank shall have any membership or liquidation rights with respect to the MHC. All proxies previously given by the Members to the Board of Directors of the Savings Bank will run to the Board of Directors of the MHC

              Upon completion of the Reorganization, except for assets retained by the MHC and the Stock Holding Company and any expenses incurred in connection with the Reorganization, the Reorganization of the Savings Bank into a MHC will not result in any reduction in the amount of the reserves, capital and surplus that the Savings Bank had prior to the Reorganization. Such reserves, capital and surplus will be accounted for by the MHC, the Stock Holding Company and the Stock Savings Bank on a consolidated basis in accordance with generally accepted accounting principles.

              4.     CHARTER AND BYLAWS OF THE MHC

              As part of the Reorganization, the MHC will be chartered as a federal mutual holding company. A copy of the proposed Charter and Bylaws are attached hereto and hereby incorporated into this Plan. The name of the MHC shall be Monadnock Mutual Holding Company or such other name approved by the Board of Directors and the OTS. By its approval of the Plan, the Board of Directors of the Savings Bank has approved and adopted the Charter and Bylaws of the MHC.

              5.     CHARTER AND BYLAWS OF STOCK HOLDING COMPANY

              As part of the Reorganization, the Stock Holding Company will be chartered as a federal stock corporation. A copy of the proposed Federal Charter and Bylaws for the Stock Holding Company are attached hereto and hereby incorporated into this Plan. The name of the Stock Holding Company shall be Monadnock Community Bancorp, Inc. or such other name approved by the Board of Director and the OTS. By its approval of the Plan, the Board of Directors of the Savings Bank has approved and adopted the Stock Holding Company Charter and Bylaws.

              6.     CHARTER AND BYLAWS OF THE STOCK SAVINGS BANK

              As part of the Reorganization, a charter and bylaws of the Stock Savings Bank shall be adopted in a form permitted by the OTS to authorize the Stock Savings Bank to operate as a federally-chartered Stock Savings Bank. The name of the Stock Savings Bank will be "Monadnock Community Bank." The Stock Savings Bank's Charter may authorize a number of shares of Common Stock greater than the number of shares that shall be issued to the Stock Holding Company in the Reorganization. A copy of the proposed Charter and Bylaws of the Stock Savings Bank are attached hereto and hereby incorporated into this Plan. By its approval of the Plan, the Board of Directors of the Savings Bank approved the Charter and Bylaws of the Stock Savings Bank.

       B.     TIMING OF REORGANIZATION AND SALE OF CAPITAL STOCK

              The Savings Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in the Plan. Subject to the approval of the OTS, the Stock Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Members. The Stock Holding Company may close the Stock Offering before the Special Meeting of Members, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting of Members. The Stock Offering shall be conducted in compliance with the securities offering regulations of the SEC. The Savings Bank will not finance or loan funds to any person to purchase Common Stock.

       C.     SPECIAL MEETING OF MEMBERS

              Subsequent to the approval of the Plan by the OTS, the Special Meeting of Members shall be scheduled in accordance with the Savings Bank's Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting of Members, the Savings Bank shall distribute proxy solicitation materials to all Voting Members as of the Voting Record Date. The proxy solicitation materials shall include a proxy statement (the "Proxy Statement"), other documents authorized for use by the regulatory authorities, and may also include a copy of the Plan. The proxy materials shall contain the information that is relevant to the action to be taken by the Voting Members.

              Pursuant to the regulations of the OTS, an affirmative vote of not less than a majority of the total outstanding votes of the Voting Members eligible to be cast is required for approval of the Plan, including adoption of the Charter and Bylaws of the Stock Savings Bank, the Stock Holding Company and the MHC. Voting may be in person or by proxy in accordance with the Charter and Bylaws of the Savings Bank. The OTS shall be notified promptly of the actions of the Voting Members.

       D.     CONDITIONS TO IMPLEMENTATION OF REORGANIZATION

              Consummation of the Reorganization is expressly conditioned upon the following:

              1. Approval of the Plan, the Notice of Reorganization and the Holding Company Application by a majority of the Board of Directors of the Savings Bank;

              2.     Approval of the Plan in writing by the OTS;

              3. Approval of the Plan by a majority of the total votes of Voting Members of the Savings Bank eligible to be cast at the Special Meeting of Members, including approval of the Charter and Bylaws of the MHC, the Stock Holding Company and the Stock Savings Bank;

              4. Approval of the Notice of Reorganization and Holding Company Application by the OTS;

              5. Satisfaction of all conditions specified or otherwise imposed by the OTS in connection with approval of the Notice of Reorganization, Holding Company Application and all transactions related thereto;

              6. Receipt by the Savings Bank of a favorable ruling of the Internal Revenue Service ("IRS") or an opinion of the Savings Bank's tax advisor with respect to federal and New Hampshire taxation to the effect that consummation of the Reorganization will not be a taxable event to the

                     MHC, the Stock Holding Company, the Stock Savings Bank, the Savings Bank or the Savings Bank's Depositors.

       E.     RIGHTS OF MEMBERS OF THE MHC

              Following the Reorganization, all persons who had membership or liquidation rights with respect to the Savings Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by members of the Savings Bank to the Board of Directors of the Savings Bank shall become the proxies of the MHC. In addition, all persons who become depositors in the Stock Savings Bank subsequent to the Reorganization will have membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Savings Bank shall have any membership or liquidation rights with respect to the MHC.

       F.     PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

              The Stock Savings Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for any required liquidation account or (ii) the federal regulatory capital requirement set forth in Section 567.2 of the Rules and Regulations of the OTS. Otherwise, the Stock Savings Bank may declare dividends, make capital distributions or repurchase its capital stock in accordance with applicable law and regulations. Subject to the approval of the OTS, the MHC may waive its right to receive dividends declared by the Stock Savings Bank or the Stock Holding Company.

       G.     INTERPRETATION

              All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Savings Bank shall be final, subject to the authority of the OTS. By adoption of the Plan, the Members of the Savings Bank authorize the Board of Directors to amend or terminate the Plan under the circumstances set forth in this Section.

IV.    STOCK ISSUANCE PROCEDURE

       The Stock Holding Company Common Stock will be offered for sale in the Subscription Offering at the Maximum Subscription Price to Eligible Account Holders Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and to Other Members. The Savings Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Stock Holding Company Stock to and accept subscriptions from other Persons in a Direct Community Offering and, following that, in a Syndicated Community Offering; provided that the Savings Bank's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members shall have the priority rights to subscribe for Stock Holding Company Common Stock as set forth in Section V of this Plan.

       The period for the Subscription Offering and Direct Community Offering will be not less than 20 days nor more than 45 days unless extended by the Savings Bank and the Stock Holding Company. Upon completion of the Subscription Offering and Direct Community Offering, if any, any unsubscribed shares of Stock Holding Company Common Stock may be sold through a syndicate of broker-dealers to selected members of the general public in the Syndicated Community Offering. If for any reason all of the shares are not sold in the Subscription Offering, Direct Community Offering, if any, and Syndicated Community Offering, if any, the Stock Holding Company and the Savings Bank will use their best efforts to obtain other purchasers, subject to OTS approval. Completion of the sale of all shares of Stock Holding Company Common Stock not sold in the Subscription Offering is required within 45 days after the last day of the Subscription Offering, and within 90 days after the date OTS approval is obtained, unless an extension is approved by the Stock Holding Company, the Savings Bank and the OTS. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Stock Holding Company Common Stock is required within 24 months after the date of approval of the Plan by the OTS.


V.     STOCK OFFERING

       A.     TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK

                     The total number of shares of Stock Holding Company Common
              Stock to be issued in the Stock Offering will be determined jointly by the Boards of Directors of the Stock Holding Company and the Savings Bank prior to the commencement of the Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Stock Offering. The total number of shares of Stock Holding Company Common Stock shall also be subject to increase or decrease, taking into consideration any change in the independent appraisal and other factors. The total number of shares of Common Stock that may be issued to persons other than the MHC must be less than 50% of the issued and outstanding shares of the Stock Holding Company.

                     The aggregate price for which all shares of Stock Holding
              Company Common Stock to be sold will be based on an independent appraisal of the estimated total pro forma market value of the Stock Holding Company and the Savings Bank. Such appraisal shall be performed in accordance with OTS guidelines and will be updated as appropriate as required by applicable regulations. The appraisal will be made by an Independent Appraiser experienced in the area of thrift institution appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and net worth of the Savings Bank and a comparison of the Stock Holding Company, the Savings Bank and the Stock Holding Stock Company Common Stock with comparable thrift institutions and holding companies and their respective outstanding capital stocks. Based upon the independent appraisal, the Boards of Directors of the Stock Holding Company and the Savings Bank will jointly fix the

              Maximum Subscription Price. The sales price of the Common Stock shall be at a uniform price, referred to in this Plan as the Actual Subscription Price, determined in accordance with OTS regulations.

                     If, following completion of the Subscription Offering and
              Direct Community Offering, if any, a Syndicated Community Offering is effected, the Actual Subscription Price for each share of Stock Holding Company Common Stock will be the same as the Syndicated Community Offering Price at which unsubscribed shares of Stock Holding Company Common Stock are initially offered for sale in the Syndicated Community Offering.

                     If, upon completion of the Subscription Offering, Direct
              Community Offering, if any, and Syndicated Community Offering, if any, all of the Stock Holding Company Common Stock is subscribed for or only a limited number of shares remain unsubscribed for, subject to Part V hereof, the Actual Subscription Price for each share of Stock Holding Company Common Stock will be determined by dividing the estimated appraised aggregate pro forma market value of the Stock Holding Company and the Savings Bank, based on the independent appraisal as updated upon completion of the Subscription Offering or other sale of all of the Stock Holding Company Common Stock, by the total number of shares of Stock Holding Company Common Stock to be issued by the Stock Holding Company upon completion of the Stock Offering. Such appraisal will then be expressed in terms of a specific aggregate dollar amount rather than as a range.

                     Prior to the commencement of the Stock Offering, an
              estimated valuation range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with OTS regulations. The Stock Holding Company intends to issue up to 49.9% of its common stock in the Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Stock Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Savings Bank and the Stock Holding Company.

                     Based upon the independent valuation as updated prior to
              the commencement of the Stock Offering, the Board of Directors may establish the minimum ownership percentage applicable to the Stock Offering, may fix the ownership percentage of the Minority Stockholders, or may establish the minimum and maximum aggregate dollar amount of shares to be sold. In the event the ownership percentage of the Minority Stockholders is not fixed in the Stock Offering, the minority ownership percentage (the "Minority Ownership Percentage") will be determined as follows: (a) the product of (x) the total number of shares of Common Stock issued by the Stock Holding Company and (y) the purchase price per share divided by (b) the estimated aggregate pro forma market value of the Savings Bank and the Stock Holding Company immediately after the

              Stock Offering as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, upon the closing of the Stock Offering or sale of all the Common Stock.

                     Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Stock Holding Company, the Savings Bank and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock to be issued is incompatible with its estimate of the aggregate consolidated pro forma market value of the Stock Holding Company and the Savings Bank. If such confirmation is not received, the Stock Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new estimated valuation range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS may permit.

                     The estimated market value of the Stock Holding Company and the Savings Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

                     If there is a Direct Community Offering or Syndicated
              Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Direct Community Offering or Syndicated Community Offering shall be equal to the purchase price per share at which the Common Stock is sold to Persons in the Subscription Offering. Shares sold in the Direct Community Offering or Syndicated Community Offering will be subject to the same limitations as shares sold in the Subscription Offering.

       B.     SUBSCRIPTION RIGHTS

              Non-transferable Subscription Rights to purchase Stock Holding Company Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and other Members of the Savings Bank as set forth below.

              1.     PREFERENCE CATEGORY NO. 1: ELIGIBLE ACCOUNT HOLDERS

                            Each Eligible Account Holder shall receive
                     non-transferable Subscription Rights to subscribe for shares of Stock Holding Company Common Stock in an amount equal to the greater of $70,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Stock Holding Company Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Savings Bank in each case on the Eligibility Record Date.

                            If sufficient shares are not available, shares shall
                     be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible the lesser of 100 shares or the number of shares subscribed for, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

                            Non-transferable Subscription Rights to purchase
                     Stock Holding Company Common Stock received by Directors and Officers of the Savings Bank and their Associates, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

              2.     PREFERENCE CATEGORY NO. 2: TAX-QUALIFIED EMPLOYEE PLANS

                            Each Tax-Qualified Employee Plan shall be entitled
                     to receive non-transferable Subscription Rights to purchase up to 10% of the shares of Stock Holding Company Common Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Stock Holding Company Common Stock. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision of this Plan to the contrary, the Tax-Qualified Employee Plans shall have a first priority Subscription Right to the extent that the total number of shares of Stock Holding Company Common Stock sold in the Stock Offering exceeds the maximum of the estimated valuation range as set forth in the subscription prospectus.

              3.     PREFERENCE CATEGORY NO. 3: SUPPLEMENTAL ELIGIBLE ACCOUNT
                     HOLDERS

                            Each Supplemental Eligible Account Holder shall
                     receive non-transferable Subscription Rights to subscribe for shares of Stock Holding Company Common Stock in an amount equal to the greater of $70,000, or one-tenth of one percent (.10%) of the total offering of Stock Holding

                     Company Common Stock, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Stock Holding Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the Savings Bank in each case on the Supplemental Eligibility Record Date.

                            Subscription Rights received pursuant to this
                     Category shall be subordinated to all Subscription Rights received by Eligible Account Holders pursuant to Category Numbers 1 above.

                            Any non-transferable Subscription Rights to purchase
                     shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

                            In the event of an oversubscription for shares under
                     this Category, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to the lesser of 100 shares or the number of shares subscribed for, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

              4.     PREFERENCE CATEGORY NO. 4: OTHER MEMBERS

                     Each Other Member shall receive non-transferable subscription rights to subscribe for shares of Stock Holding Company Common Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 through 3 above, subject to the following conditions.

                     i. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $70,000, or one-tenth of one percent (.10%) of the total offering of shares of common stock in the Stock Offering, to the extent that Stock Holding Company Common Stock is available.

                     ii. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing

                            Other Members on such date. Such number of votes shall be determined based on the Savings Bank's mutual charter and bylaws in effect on the date of approval by members of this Plan.

       C.     DIRECT COMMUNITY OFFERING AND SYNDICATED COMMUNITY OFFERING

              1. Any shares of Stock Holding Company Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This may involve an offering of all unsubscribed shares directly to the general public with a preference to those natural Persons residing in Hillsborough and Cheshire Counties, New Hampshire. The Direct Community Offering, if any, shall commence concurrently with, during or promptly after the Subscription Offering. The purchase price per share to the general public in a Direct Community Offering shall be the same as the Actual Subscription Price. The Stock Holding Company and the Savings Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Stock Holding Company and the Savings Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Stock Holding Company Common Stock will be offered and sold in the Direct Community Offering, if any, in accordance with OTS regulations, so as to achieve the widest distribution of the Stock Holding Company Common Stock. No Person may subscribe for or purchase more than $70,000 of Stock Holding Company Common Stock in the Direct Community Offering, if any. Further, the Savings Bank may limit total subscriptions under this Section V.C.1 so as to assure that the number of shares available for the Syndicated Community Offering may be up to a specified percentage of the number of shares of Stock Holding Company Common Stock. Finally, the Savings Bank may reserve shares offered in the Direct Community Offering for sales to institutional investors.

                     Orders received in the Direct Community Offering and Syndicated Community Offering shall be filled up to a maximum of 2% of the Common Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

                     The Savings Bank and the Stock Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section V.C.1. Further, the Savings Bank and the Stock Holding Company may, at their sole discretion, elect to forego a Direct Community Offering and instead effect a Syndicated Community Offering as described below.

              2. Any shares of Stock Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may then be sold through the syndicate of broker-dealers to members of the general public in the Syndicated Community Offering. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Savings Bank and the Stock Holding Company, in their sole discretion, may reject any subscription, in whole or in part, received in the Syndicated Community Offering. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section IV hereof. No person may purchase more than $70,000 of Holding Company Common Stock in the Syndicated Community Offering, if any.


              3. If for any reason any shares remain unsold after the Subscription Offering, Direct Community Offering, if any, and Syndicated Community Offering, if any, the Boards of Directors of the Stock Holding Company and the Savings Bank will seek to make other arrangements for the sale of the remaining shares of Stock Holding Company Common Stock. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

       D. ADDITIONAL LIMITATIONS UPON PURCHASES OF SHARES OF STOCK HOLDING COMPANY COMMON STOCK

              The following additional limitations shall be imposed on all purchases of Stock Holding Company Common Stock in the Stock Offering:

              1. The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $70,000 of Stock Holding Company Common Stock sold in the Stock Offering. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase in the Stock Offering a number of shares of Stock Holding Company Common Stock which exceeds an amount of shares equal to more than $70,000 of Stock Holding Company Common Stock sold in the Stock Offering. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

              2. Directors and Officers and their Associates may not purchase in all categories in the Stock Offering an aggregate of more than 35% of the Stock Holding Company Common Stock issued in the Stock Offering or 35% of the stockholders' equity held by persons other than the MHC. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and Directors and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

              3. The minimum number of shares of Stock Holding Company Common Stock that may be purchased by any Person in the Stock Offering is 25 shares, provided sufficient shares are available.

              4. The aggregate amount of all Common Stock issued in the Stock Offering by all stock benefits plans, other than the ESOP, shall not exceed 25% of the outstanding Common Stock held by persons other than the MHC.

              5. The Boards of Directors of the Stock Holding Company and the Savings Bank may, in their sole discretion, decrease the maximum purchase limitation referred to above or increase the maximum purchase limitation referred to in paragraph 1 of this subpart D, up to 9.99% of the Common Stock, provided that orders for shares exceeding 5% of the Stock Holding Company Common Stock offered in the Stock Offering shall not exceed, in the aggregate, 10% of the Stock Holding Company Common Stock being offered in the Stock Offering.

                     Depending upon market and financial conditions, the Boards of Directors of the Stock Holding Company and the Savings Bank, with the approval of the OTS, may increase or decrease any of the above purchase limitations.

                     For purposes of this Section V, the Directors of the Stock
              Holding Company and the Savings Bank shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

                     Each Person purchasing Stock Holding Company Common Stock
              in the Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations. All questions concerning whether any persons are Associates or a group acting in concert or whether any purchase conflicts with the purchase limitations in this Plan or otherwise violates any provision of this Plan shall be determined by the Stock Holding Company and the Savings Bank in their sole discretion. Such determination shall be conclusive and binding on all Persons and the Stock Holding Company or the Savings Bank may take any remedial action, including without limitation rejecting the purchase or referring the matter to the OTS for action, as in its sole discretion the Savings Bank may deem appropriate.

       E. RESTRICTIONS AND OTHER CHARACTERISTICS OF STOCK HOLDING COMPANY COMMON STOCK

              1. TRANSFERABILITY. Stock Holding Company Stock purchased by Persons other than Directors and Officers of the Stock Holding Company or the Savings Bank will be transferable without restriction. Shares purchased by Directors or Officers shall not be sold or otherwise disposed of for value for a period of one year from the date of the completion of the Stock Offering, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Any transfers that could result in a change in control of the Savings Bank or the Stock Holding Company or result in the ownership by any Person or group acting in concert of more than 10% of any class of the Savings Bank's or the Stock Holding Company's equity securities are subject to the prior approval of the OTS.

                     The certificates representing shares of Stock Holding Company Common Stock issued to Directors and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of Common Stock of the Stock Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Stock Holding Company or Savings Bank Directors and Officers as may be then applicable to such restricted stock.

                     No Director or Officer of the Stock Holding Company or of the Savings Bank, or Associate of such a Director or Officer, shall purchase any outstanding shares of capital stock of the Stock Holding Company for a period of three years following the Stock Offering without the prior written approval of the OTS, except through a broker or dealer registered with the SEC. Such restrictions shall not apply to (i) "negotiated transactions" involving more than one percent of the then-outstanding shares of common stock of the Stock Holding Company or (ii) purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Savings Bank or the Stock Holding Company even if such stock is attributed to Directors and Officers of the Savings Bank.

              2. REPURCHASE AND DIVIDEND RIGHTS. Any cash dividend by the Savings Bank or stock repurchase by the Stock Holding Company will, to the extent required, be made in accordance with OTS regulations and policies as in effect at the time of such cash dividends or stock repurchase. Subject to the approval of the OTS, the MHC may wave its right to receive dividends declared by the Stock Holding Company or the Savings Bank.

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

       F.     EXERCISE OF SUBSCRIPTION RIGHTS; ORDER FORMS

              1. As soon as practicable after the prospectus has been approved by the OTS and declared effective by the SEC, Order Forms shall be distributed to each Eligible Account Holder, Tax Qualified Employee Plan and Supplemental Eligible Account Holder at their last known address shown on the records of the Savings Bank. Each Order Form will be preceded or accompanied by a prospectus describing the Stock Holding Company and the Savings Bank and the shares of Stock Holding Company Common Stock being offered for subscription and containing all other information required by the OTS or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Stock Holding Company Common Stock.

              2. The Order Forms (or accompanying instructions) used for the Subscription Offering and the Direct Community Offering will contain, among other things, the following:

                     (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders;

                     (ii) A specified expiration date by which Order Forms must be returned to and actually received by the Savings Bank or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Savings Bank;

                     (iii) The Maximum Subscription Price to be paid for each share subscribed for when the Order Form is returned;

                     (iv) A statement that 25 shares is the minimum number of shares of Stock Holding Company Common Stock that may be subscribed for under the Plan;

                     (v) A specifically designated blank space for indicating the number of shares being subscribed for;

                     (vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

                     (vii) Specifically designated blank spaces for dating and signing the Order Form;

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

                     (viii) An acknowledgment that the subscriber has received
                            the prospectus;

                     (ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Stock Holding Company and the Savings Bank, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Savings Bank or its representative by the expiration date, together with required payment of the Maximum Subscription Price for all shares of Stock Holding Company Common Stock subscribed for;

                     (x) A statement that the Subscription Rights are non-transferable and that all shares of Stock Holding Company Common Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

                     (xi) A statement that, after receipt by the Savings Bank or its representative, a subscription may not be modified, withdrawn or canceled without the consent of the Savings Bank.

       G.     METHOD OF PAYMENT

              Payment for all shares of Stock Holding Company Common Stock subscribed for must accompany all completed Order Forms. Payment may be made by check, money order, or by withdrawal from the types of Deposit Account in the Savings Bank designated on the Order Form.

              If a subscriber authorizes the Savings Bank to charge his or her Deposit Account, the funds will continue to earn interest, but may not be used by the subscriber until all Stock Holding Company Common Stock has been sold or the Plan is terminated, whichever is earlier. The Savings Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Stock Holding Company Common Stock under the Plan. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid by check or money order, from the date payment is received until consummation of the Stock Offering. Payments made by check or money order will be placed by the Savings Bank in an escrow or other account established specifically for this purpose.

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

              In the event of an unfilled amount of any subscription order, the Savings Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Stock Offering, including any difference between the Maximum Subscription Price and the Actual Subscription Price (unless subscribers are afforded the right to apply such difference to the purchase of additional whole shares). If for any reason the Stock Offering is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from Deposit Accounts at the Savings Bank.

              If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Stock Holding Company Common Stock subscribed for upon consummation of the Stock Offering. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the appraisal range included in the prospectus, the Tax Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the appraisal range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

       H.     UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT PAYMENT

              The Boards of Directors of the Stock Holding Company and the Savings Bank shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Savings Bank or its representative, or are received after the expiration date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Stock Holding Company Common Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of the Stock Holding Company and the Savings Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Savings Bank may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Savings Bank may specify. The interpretation of the Stock Holding Company and the Savings Bank of the terms and conditions of the

       Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS.

       I.     MEMBER IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES

              The Stock Holding Company and the Savings Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Stock Holding Company Common Stock pursuant to the Plan reside. However, no shares will be offered or sold under the Plan to any such Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under the Plan reside or as to which the Stock Holding Company and the Savings Bank determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Stock Holding Company or the Savings Bank or any of their Officers, Directors or Employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

VI.    STOCK BENEFIT PLANS

       The Board of Directors of the Savings Bank and/or the Stock Holding Company intend to adopt one or more stock benefit plans for its Employees, Officers and Directors, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. The Savings Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Savings Bank to fail to meet any of its regulatory capital requirements.

       This Plan specifically authorizes the grant and issuance by the Stock Holding Company of (i) awards of Common Stock after the Stock Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Common Stock issued in the Stock Offering, and (ii) options to purchase a number of shares of the Stock Holding Company's Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Stock Offering and shares of Common Stock issuable upon exercise of such options. In addition, the aggregate amount of Common Stock acquired by any Non-Tax Qualified Employee Plan, Directors, Officers and their Associates may not exceed 4.9% of the outstanding shares of Common Stock of the Stock Holding Company or 4.9% of its stockholder's equity at the close of the Stock Offering, PROVIDED, HOWEVER, shares held by any Non-Tax Qualified Employee Plan or Tax-Qualified Employee Plan available to such person shall not be counted. Shares awarded pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Stock Holding Company's Common Stock, or shares of Common Stock purchased by the Stock Holding Company or such plans in the open market. Any awards of Common Stock under the Recognition Plans and the stock option plans will be subject to prior stockholder approval.

       In addition to shares purchased by one or more Tax-Qualified Employee Plans in this Stock Offering, any subsequent stock offering, and/or from authorized but unissued shares or treasury shares of the Stock Holding Company, this Plan specifically authorizes the Stock Holding Company to grant awards under one or more stock benefit plans, including stock recognition and award plans and stock options plans, in an amount up to 25% of the number of shares of Common Stock held by persons other than the MHC.

VII.   SECURITIES REGISTRATION AND MARKET MAKING

       Promptly following the Stock Offering, the Stock Holding Company will register its stock with the SEC pursuant to the Exchange Act. In connection with the registration, the Stock Holding Company will undertake not to deregister such stock, without the approval of the OTS, for a period of three years thereafter.

       The Stock Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its common stock promptly following the completion of the Stock Offering. The Stock Holding Company will also use its best efforts to cause its common stock to be quoted on the Nasdaq System or to be listed on a national or regional securities exchange, or to be quoted on the Nasdaq quotation system, or the OTC Electronic Bulletin Board.

VIII. RESTRICTIONS ON ACQUISITION OF THE STOCK HOLDING COMPANY AND THE SAVINGS BANK

       Regulations of the OTS limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Savings Bank or the Stock Holding Company. In addition, consistent with the regulations of the OTS, the charter of the Stock Holding Company and the Savings Bank shall provide that for a period of five years following completion of the Stock Offering: (i) no Person (i.e., no individual, group acting in concert, corporation, partnership, Savings Bank, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Savings Bank's Stock Holding Company or the equity securities. Shares beneficially owned in violation of this charter provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. This limitation shall not apply to any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Savings Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Savings Bank, provided that the offer or acquisition is made more than one year following the date of completion of the Stock Offering; (ii) stockholders shall not be permitted to cumulate their votes for elections of Directors; and (iii) special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors.

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

IX.    AMENDMENT OR TERMINATION OF PLAN

       If necessary or desirable, the Plan may be amended at any time prior to the commencement of the Stock Offering by a two-thirds vote of the respective Boards of Directors of the Stock Holding Company and the Savings Bank and at any time thereafter by a two-thirds vote of the respective Boards of Directors of the Stock Holding Company and the Savings Bank only with the concurrence of the OTS.

       The Plan may be terminated by a two-thirds vote of the Savings Bank's and the Stock Holding Company's Board of Directors at any time prior to the completion of the Stock Offering, and at any time following completion of the Stock Offering with the concurrence of the OTS. In its discretion, the Board of Directors of the Savings Bank and the Stock Holding Company may modify or terminate the Plan upon the order or with the approval of the OTS. The Plan shall terminate if the sale of all shares of Stock Holding Company Common Stock is not completed within 24 months of the date of the commencement of the Stock Offering. A specific resolution approved by a majority of the Board of Directors of the Savings Bank and the Stock Holding Company is required in order for the Savings Bank and the Stock Holding Company to terminate the Plan prior to the end of such 24-month period.

X.     EXPENSES OF THE REORGANIZATION

       The Stock Holding Company and the Savings Bank shall use their best efforts to assure that expenses incurred by them in connection with the Stock Offering shall be reasonable.

XI.    TAX RULING

       Consummation of the Stock Offering is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the New Hampshire taxation authorities or an opinion of tax counsel or other tax advisor with respect to New Hampshire taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to the Stock Holding Company or the Savings Bank.

XII.   EXTENSION OF CREDIT FOR PURCHASE OF STOCK

       The Savings Bank may not knowingly loan funds or otherwise extend credit to any Person to purchase shares of the Stock Holding Company Common Stock in the Stock Offering.

XII.   CONVERSION OF MHC TO STOCK FORM

       Once the Stock Offering is completed, the MHC, if approved by the OTS, may elect to convert to the stock form of ownership pursuant to federal law. As long as required by federal law or regulation, any such conversion is also subject to the approval of the Members of the MHC. The terms and conditions of such a conversion cannot be determined at this time and there is no assurance when, if ever, such a conversion will occur. If the conversion does not occur, the MHC will always own a majority of the Common Stock of the Stock Holding Company.

       If the MHC converts to stock form, either on a stand-alone basis or in the context of a conversion-merger ("Conversion Transaction"), under federal law, shares of stock issued in connection with the Conversion Transaction shall be subject to subscription rights granted in accordance with OTS regulations. In addition, pursuant to federal law and OTS regulations, in the Conversion Transaction the shares of stock held by the stockholders of the Stock Holding Company shall be exchanged for shares of the converted MHC in a proportion established by independent appraisals of the MHC, the Stock Holding Company and the Savings Bank. If, in a Conversion Transaction, the stockholders of the Savings Bank or Stock Holding Company do not receive, for any reason, shares of the converted MHC (or its successor) on such proportionate basis, the MHC (or its successor) shall be obligated to purchase all shares not owned by it simultaneously with the closing of such Conversion Transaction at the fair market value of such shares, determined as if such shares had such exchange rights, as determined by the independent appraisals. Moreover, in the event that the MHC converts to stock form in a Conversion Transaction, any options or other convertible securities held by any Officer, Director, or Employee of the Stock Holding Company shall be convertible into shares of the converted MHC (or its successor), provided, that any exchange ratio shall provide the holder of such options or convertible securities with shares at least equal in value to those exchanged; provided, further however, that if such shares cannot be so converted, the holders of such options or other convertible securities shall be entitled to receive cash payment for such options and other convertible securities in an amount equal to the appraised value of the underlying securities represented by such options or other convertible securities.

       In any Conversion Transaction, stockholders of the Stock Holding Company other than the MHC ("Minority Stockholders"), if any, will be entitled to maintain the same percentage ownership interest in the Stock Holding Company after the Conversion Transaction as their ownership interest in the Stock Holding Company immediately prior to the Conversion Transaction, subject only to certain adjustments (i.e., the transfer of assets held solely by the MHC to the resulting stock company) that may be required by the OTS. These adjustments may result in a decrease of ownership interest of the Minority Stockholders.

       Each certificate representing shares of Common Stock shall bear a legend giving appropriate notice of the provisions applicable to a Conversion Transaction.


Attachments    A-1 and A-2    Charter and Bylaws of the MHC

Attachments    B-1 and B-2    Charter and Bylaws of the Stock Holding Company

Attachments    C-1 and C-2    Charter and Bylaws of Stock Savings Bank

Attachment     D              Agreement of Merger

                                       29